                                                                 Exhibit 10.15

                   AMENDED AND RESTATED COPROMOTION AGREEMENT


     This AMENDED AND RESTATED COPROMOTION AGREEMENT is made as of the Effective Date (defined below), by and between BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation, having a place of business at 777 Scudders Mill Road, Plainsboro, New Jersey 08536 ("BMS"), and CEPHALON, INC., a Delaware corporation, maintaining its principal business offices at 145 Brandywine Parkway, West Chester, Pennsylvania 19380-4245 ("Cephalon").

                              W I T N E S S E T H:

     WHEREAS, BMS markets and distributes a product containing butorphanol tartrate under the trademark "Stadol NS(R)" which has been approved by the U.S. Food and Drug Administration ("FDA") for the treatment of pain when an opioid analgesic is appropriate, including the pain associated with migraine headaches (as more fully specified in the labeling for the product); and

     WHEREAS, Cephalon is engaged in the business of developing and commercializing pharmaceutical products for the neurology market;

     WHEREAS, BMS engaged Cephalon under the terms of a Copromotion Agreement dated as of July 22, 1994 (the "Copromotion Agreement") to expand the promotion of Stadol NS(R) (butorphanol tartrate) nasal spray to neurologists; and

     WHEREAS, the parties now wish to modify certain terms and conditions of such engagement as specified herein.

     NOW, THEREFORE, in consideration of the mutual covenants herein set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Definitions. For purposes of this Agreement, the following terms shall have the corresponding meanings set forth below:

     "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it/he/she owns, or directly or indirectly controls, more than fifty percent (50%) of the voting securities (or comparable equity interests) or other ownership interests of the other Person, or if it/he/she directly or indirectly possesses the power to direct or cause the direction of the management or policies of the other Person, whether through the ownership of voting securities, by contract or any other means whatsoever.

     "Agreement" means this agreement, together with all appendices, exhibits and schedules hereto, and as the same may be amended or supplemented from time to time hereafter by a written agreement duly executed by authorized representatives of each party hereto.

     "Agreement Payment Period" means each of the following periods: January 1 to April 30, May 1 to August 31, and September 1 to December 31, as the case may be, during the Copromotion Term.

     "Agreement Year" means each 12-month period commencing on the first day of the Copromotion Term and each anniversary thereof during the Copromotion Term.

     "Call List" means the list of Covered Physicians as mutually defined by BMS and Cephalon.

     "Call Plan" has the meaning specified in Section 5(d) hereof.

     "Confidential and Proprietary Information" has the meaning set forth in
Section 14 hereof.

     "Copromotion Term" has the meaning specified in Section 12(a) hereof.

     "Costs" with respect to a Funded Activity has the meaning specified in
Section 6(d) hereof.

     "Covered Physician" means any neurologist located in the United States.

     "Covered Physician Prescriptions" has the meaning in Section 10(b)(1) hereof.

     "Covered Physician Baseline" means Covered Physician Prescriptions equal to [*The confidential material contained herein has been omitted and has been separately filed with the Commission.]

     "Covered Physician Step-up Baseline" means Covered Physician Prescriptions equal to [*The confidential material contained herein has been omitted and has been separately filed with the Commission.]

[*The confidential material contained herein has been omitted and has been separately filed with the Commission.]

     "Covered Physician Target" means Covered Physician Prescriptions equal to [*The confidential material contained herein has been omitted and has been separately filed with the Commission.]

     "Effective Date" of this Agreement means January 1, 1999.

     "Funded Activities" has the meaning specified in Section 6(b) hereof.

     "IMS America" means the International Marketing Services Prescription Reporting Service, or such other prescription reporting service to which Cephalon and BMS may mutually agree to in writing.

     "Key Physician Target" means Covered Physician Prescriptions attributed to Covered Physicians on the Key Target List equal to [*The confidential material contained herein has been omitted and has been separately filed with the Commission.]

     "Key Target List" means a list of high-potential Key Covered Physicians to be supplied by BMS.

     "Key Target Baseline" means Covered Physician Prescriptions attributed to Covered Physicians on the Key Target List equal to [*The confidential material contained herein has been omitted and has been separately filed with the Commission.]

     "Key Target Step-up Baseline" means Covered Physician Prescriptions attributed to Covered Physicians on the Key Target List equal to [*The confidential material contained herein has been omitted and has been separately filed with the Commission.]

[*The confidential material contained herein has been omitted and has been separately filed with the Commission.]

     "Net Sales" means for the applicable period the gross amount invoiced for the Product by BMS or its licensees to unAffiliated third parties in the Territory, less the following amounts to the extent deducted on such invoice or absorbed by BMS: (i) quantity, trade, and/or cash discounts, allowances, rebates, and price adjustments or reductions allowed or given; (ii) credits, rebates, chargebacks, or refunds allowed for rejected, outdated or returned Products; (iii) sales and other excise taxes and duties directly related to the sale, to the extent that such items are included in the gross invoice price (but not including taxes assessed against the income derived from such sale). If a Product is sold for compensation other than cash, Net Sales shall be calculated based on the gross list price of the Product on the date of sale.

     "Net Sales attributable to Covered Physicians" has the meaning set forth in
Section 10(b) hereof.

     "Net Sales per Script" has the meaning set forth in Section 10(b) hereof.

     "Person" shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority, or any other form of entity not specifically listed herein.

     "Product" means the nasal spray forms (including all dosage strengths) of Stadol NS(R) (butorphanol tartrate) currently approved by FDA, and any new nasal spray forms or formulations of such Product, and any new dosage or indication or use (including all dosage strengths) related to such nasal spray forms or formulations of Stadol NS(R) (butorphanol tartrate). For sake of clarity and avoidance of doubt, "Product" does not include any product of BMS containing butorphanol tartrate in injectable form, such as the product currently marketed under the tradename "Stadol."

     "Product Marketing Committee" has the meaning specified in Section 5 hereof.

     "Serious adverse event" and "Non-serious adverse event" have the meanings set forth in section 8(h) hereof.

     "Target Level Covered Physician Prescriptions" has the meaning set forth on Schedule A.

     "Territory" means the United States of America. For sake of clarity and avoidance of doubt, Puerto Rico and any U.S. possessions and territories are not part of the Territory.

     "Trademark" means the trademark Stadol NS(R) and any other trademark or trade name (whether registered or unregistered) used on or with the Product or in any promotional material related to the Product in the Territory during the Copromotion Term.

     2. Grant of Rights to Cephalon.

     (a) BMS hereby engages Cephalon to promote the Product during the Copromotion Term on a non-exclusive basis to Covered Physicians, upon the terms and conditions set forth herein.

     (b) BMS hereby grants to Cephalon a fully-paid up, nonexclusive right and license to use the Trademark during the Copromotion Term solely in connection with the promotion of the Product and the other activities of Cephalon conducted in the Territory in accordance with this Agreement.

     3. Copromotion by Cephalon.

     (a) During the Copromotion Term, Cephalon shall use commercially reasonable efforts to diligently promote the Product in the Territory to Covered Physicians in a manner substantially equivalent to that which Cephalon employs to promote its other principal products to neurologists; provided, that in any event Cephalon will use not less than best efforts, within the standard of commercial reasonableness, to diligently promote the Product throughout the Territory to Covered Physicians. As soon as the prescription data for the month of May 1999 becomes available to BMS, BMS will review such data to determine Cephalon's performance for the period January 1, 1999 to May 31, 1999. If prescriptions for the Product are below ninety percent (90%) of the Key Physician Target prescriptions as set forth on Schedule A for that same period, Cephalon will redirect their sales representatives to:

          (i)  increase the number of calls to the Key Target List; and

          (ii) increase the number of primary details to the Key Target List.

     (b) Except as provided for in Section 6 of this Agreement, Cephalon shall be solely responsible for the costs and expenses of establishing and maintaining its sales force and conducting its other activities under this Agreement.

     (c) Cephalon shall not knowingly call on any physician who is not a Covered Physician except as may be provided in the Call Plan.

     (d) Cephalon shall provide BMS, within five (5) working days of transmission, complete copies and/or transcripts of all home office generated (for example, those sent out by Cephalon's Sales, Marketing and Sales Training departments) communications (whether written, electronic or visual aids) to a majority of Cephalon sales representatives concerning the promotion of the Product. The individual to which these shall be sent will be designated by BMS upon execution of this Agreement. In addition, all written, electronic and visual communications provided to a majority of Cephalon sales representatives regarding Product strategy, positioning or selling messages will be subject to prior review and approval by BMS.

     [*The confidential material contained herein has been omitted and has been separately filed with the Commission.]

     (f) The detail calls made by Cephalon shall present the Product in the primary position, unless and until the commercial introduction of any product that has been developed by Cephalon alone or in conjunction with a third party licensor, licensee or collaborator, including, without limitation, modafinil or Myotrophin (IGF=1)(TM) (any of the foregoing being referred to as a "Cephalon Product"). Thereafter, the detail calls made by Cephalon may present the Product in a position secondary to the Cephalon Product (but not to any other product copromoted by Cephalon), but in no event may Cephalon present the Product with a lesser priority than the secondary position.

     4. Responsibilities of BMS.

     (a) Except as may be provided for in Section 6 of this Agreement, BMS shall be solely responsible for the costs and expenses of conducting its activities under this Agreement.

     (b) BMS shall have the sole authority to determine the price of the Product sold by BMS or Cephalon, including price increases or decreases and the timing thereof as determined by BMS.

     (c) BMS shall have the sole responsibility, at its cost and expense, for Product manufacture, shipping, distribution and warehousing, for the invoicing and billing of purchasers of the Product, for order confirmation (if any) in accordance with BMS customary practices, and for the collection of receivables resulting from Net Sales. BMS will book all sales of the Product. All sales will be deemed made pursuant to contract between BMS and the customer.

     (d) BMS shall use reasonable efforts consistent with applicable legal requirements to maintain all necessary authorizations with the FDA to market the Product in the Territory in commercial quantities, provided that Cephalon does not engage in any act or omission inconsistent with such legal requirements.

     (e) Promptly following the execution of this Agreement, BMS shall furnish Cephalon with the Call List and with the Key Target List.

     (f) BMS shall furnish Cephalon, at the cost and expense of BMS (except as provided in Section 6 hereof), with copies of all promotional materials made available to the BMS sales force, including translations thereof as may be reasonably requested by Cephalon to satisfy its obligations under this Agreement.

     (g) BMS shall use all commercially reasonable efforts to achieve and maintain the status of the Product's neurology indications with pharmacy benefit manager organizations, formularies and other managed care groups, and will provide information about uses of the Product in the neurology field (including data from the Phase IV studies to be conducted by Cephalon pursuant to Section 9 hereof) to such entities. Cephalon will provide such assistance as BMS shall reasonably request in connection with such activities.

     5. Product Marketing Committee.

     (a) All materials specifically developed for Covered Physician in-person promotion and related non-personal promotional activities shall be co-developed by BMS and Cephalon. In addition, Cephalon shall be entitled to participate in the BMS marketing committee that has been established for the Product or, if no such marketing committee exists, a marketing committee for the Product in the Territory to be established promptly by BMS and Cephalon after execution of this Agreement (either such committee being referred to herein as the "Product Marketing Committee"). Cephalon shall be entitled to participate in the activities of the Product Marketing Committee related to the development and coordination of the marketing strategy and plans for the Product in the Territory, which shall include:

          (i) developing and revising promotional materials for the Product, including the package inserts, labeling and other materials used for Neurologists;

          (ii) developing and revising marketing plan for the Product, including refining a call plan identifying the direct selling activity to be performed by each of BMS and Cephalon in any given period;

         (iii) developing a budget for marketing expenses to be incurred by each party in connection with marketing of the Product in the Territory;

          (iv) planning market research activities;

          (v) preparing the materials related to the Product that are to be used to train each party's sales force; and

          (vi) planning symposia, seminars and other professional relations events related to the Product, including events targeting Neurologists.

     (b) The Product Marketing Committee shall be composed of four (4) persons, with Cephalon and BMS each being entitled to designate two (2) individuals. The initial members shall be designated by each party in writing promptly following execution of this Agreement. Each party may change its designated members at any time upon advance written notice to the other party of any substitution of a member. Decisions and recommendations of the Product Marketing Committee will be made by vote of Cephalon and BMS, with each party having two votes; provided, however, BMS shall have ultimate control and authority to make any decisions regarding the marketing of the Product.

     (c) The Product Marketing Committee shall meet not less than once in each Agreement Payment Period during the Copromotion Term or as otherwise agreed by the parties in the writing, at such locations as are designated by each party alternatingly. Each party shall bear the costs and expenses of its designated members that are incurred in connection with the Product Marketing Committee meetings.

     (d) Each Call Plan identifying the direct selling and marketing activities to be conducted by Cephalon in an Agreement Payment Period specifically targeting Covered Physicians and each marketing expense budget developed by the Product Marketing Committee shall be subject to the review and written approval of BMS and Cephalon (the call plan so approved being referred to herein as the "Call Plan" and the "Budget").

     (e) Notwithstanding anything in this Section 5 or that might otherwise imply to the contrary in this Agreement, BMS shall have strategic responsibility and sole authority and responsibility for obtaining all legal, regulatory and medical approvals related to the selling and use of promotional materials prepared or approved by the Product Marketing Committee.

     6. Funding of Promotional Activities.

     (a) Except as provided in this Section 6, BMS shall be responsible for all marketing expenses related to the Product, including the costs of all promotional materials, advertisements, symposia and other promotional events.

     (b) During the Copromotion Term, Cephalon may elect to participate in symposia, seminars, and other professional relations events planned by BMS or the Product Marketing Committee (collectively, the "Funded Activities"). If the parties mutually agree, Cephalon may participate in other planned activities related to the promotion of the Product in the Territory at a cost to be agreed upon by the parties.

     (c) In the event Cephalon elects to participate in any of the Funded Activities, Cephalon's share of the aggregate costs of such Funded Activities shall be the incremental cost to BMS associated with participation of additional physicians identified by Cephalon (each, a "Cephalon Funding Obligation").

     (d) For purposes of this Section 6, the term "Costs" means, in the case of the Funded Activities, the direct, out-of-pocket costs and expenses paid by BMS to an unaffiliated third party in connection with such activities during the period in question.

     7. Training of Cephalon Sales Force.

     (a) The parties intend that BMS will provide Cephalon's sales force with the same or substantially similar training with respect to the Product as has been given or is to be given to BMS's sales force in the Territory. The Product Marketing Committee shall develop the Product-related training programs and schedule for such purpose. Additionally, in-field training programs shall be held periodically at such location or locations throughout the Territory as shall be determined by the Product Marketing Committee. Members of the Cephalon sales force shall attend such Product-related training programs at Cephalon's cost and expense. BMS shall bear the costs and expenses of its own sales force and of any training personnel provided for the Product-related training programs.

     (b) Cephalon shall have the authority, and shall be responsible at its cost and expense, for all other training to be provided to its sales force. The contents and strategic direction of any training provided by Cephalon that relates to the Product shall be coordinated and agreed to by Cephalon and BMS.

     8. Certain Regulatory Matters.

     (a) All regulatory matters regarding the Product shall remain under the exclusive control of BMS, subject to the participation by Cephalon in matters related to the marketing of the Product to Covered Physicians. BMS will have the sole responsibility, at its cost and expense, to respond to Product and medical complaints and to handle all returns and recalls of the Product.

     (b) BMS shall furnish Cephalon with efficacy and safety information reasonably requested by Cephalon to assist it in promoting the Product to Covered Physicians, including, without limitation, relevant clinical and safety data included in the New Drug Application for the Product and information related to the efficacy and safety profile of the Product since its approval by the FDA. Such information shall be treated as confidential information of BMS, and shall not be disclosed to third parties without BMS' prior written approval.

     (c) Beginning as of the Effective Date of this Agreement, each party shall promptly notify the other party of any significant event(s) that affect the marketing of the Product, including, but not limited to, adverse drug reactions and governmental inquiries, whether within or outside the Territory.

     "Serious" adverse events for the Product (as defined in section 8(h) below) learned by Cephalon shall be submitted to BMS within three (3) working days but no more than four (4) calendar days from the receipt date by Cephalon.

     "Non-serious" adverse events for the Product (as defined in section 8(h) below) that are spontaneously reported to Cephalon shall be submitted to BMS no more than one (1) month from the date received by Cephalon; provided, however, that medical and scientific judgment should be exercised in deciding whether expedited reporting is appropriate in other situations, such as important medical events that may not be immediately life-threatening or result in death or hospitalization but may jeopardize the patient or may require intervention to prevent a serious adverse event outcome.

     BMS shall have the reporting responsibility for such events to applicable regulatory health authorities anywhere in the world.

     Cephalon shall report all such adverse events involving the Product learned by it to:

                  Vice President, Worldwide Safety & Surveillance
                  Bristol-Myers Squibb Company
                  P.O. Box 5400
                  Mail Stop HW19-1.01
                  Princeton, New Jersey 08543-5400
                  U.S.A.
                  Facsimile No.: (609) 818-3804
                  Telephone No.: (609) 818-3737

A CIOMS-I form or a form that contains the data elements of a CIOMS-I form is recommended.

     Serious adverse events concerning the Product learned by BMS shall be reported by BMS to Cephalon at the time that BMS reports such events to FDA, and shall be sent to:

                  Cephalon, Inc.
                  Attn: Medical Affairs
                  145 Brandywine Parkway
                  West Chester, Pennsylvania 19380-4245
                  Facsimile No.:
                  Telephone No.:

     (d) Beginning as of the Effective Date of this Agreement, each party shall promptly notify the other party in writing of any order, request or directive of a court or other governmental authority to recall or withdraw the Product in any jurisdiction. BMS shall be responsible, at its sole cost and expense, for the costs of any recall or withdrawal of the Product.

     (e) Upon being contacted by the Food and Drug Administration (FDA) or any other federal, state or local agency for any regulatory purpose pertaining to this Agreement or to the Product, Cephalon shall, if not prohibited by applicable law, immediately notify BMS and will not respond to the agency until consulting with BMS, to the maximum feasible extent; provided, however, that the foregoing shall not be construed to prevent Cephalon in any way from complying, and Cephalon may permit unannounced FDA or similar inspections authorized by law and respond to the extent necessary to comply, with its obligation under applicable law.

     (f) Cephalon shall inform BMS's office of the Vice President, Worldwide Safety & Surveillance of any Product Quality Complaint received within three (3) working days but no more than four (4) calendar days from the receipt date by Cephalon. A Product Quality Complaint is defined as any complaint that questions the purity, identity, potency or quality of any marketed Product, its packaging, or labeling, or any complaint that concerns any incident that causes the drug product or its labeling to be mistaken for, or applied to, another article or any bacteriological contamination, or any significant chemical, physical, or other change or deterioration in the distributed drug product, or any failure of one or more distributed batches of the drug product to meet the specifications therefor in the NDA for the Product. Such information shall be sent to the same address as set forth in Section 8(c) above

     (g) BMS Professional Services Department shall handle all medical inquiries concerning the Product. Cephalon shall refer all routine medical information requests in writing to:

                  Bristol-Myers Squibb Company
                  Professional Services Department
                  P.O. Box 4500 P15-01
                  Princeton, NJ 08543-4500

     Urgent medical information requests shall be referred by telephone to:
Professional Services Department: (609) 897-6660.

     (h) A "serious" adverse event for the Product is defined as any untoward medical occurrence that at any dose for the Product: (i) results in death; (ii) is life-threatening; (iii) requires inpatient hospitalization or prolongation of existing hospitalization; (iv) results in persistent or significant disability/incapacity; (v) is a congenital anomaly/birth defect; (vi) results in drug dependency or drug abuse; (vii) is cancer, or (viii) is an overdose. A "nonserious" adverse event is defined as that which is not serious.

     A "life-threatening" adverse event is defined as an event in which the patient or subject was at risk of death at the time of the event; it does not refer to an event which hypothetically might have caused death if it were more severe.

     A "serious medical event" is defined as a medical event that may not be immediately life-threatening or result in death or hospitalization but, based on appropriate medical and scientific judgment, may jeopardize the patient/subject or may require intervention (e.g., medical, surgical) to prevent one of the other outcomes listed as a serious definition.

     9. Compliance with Law.

     Each party shall maintain in full force and effect all necessary licenses, permits and other authorizations required by law to carry out its duties and obligations under this Agreement. Each party shall comply with all laws, ordinances, rules and regulations (collectively, "Laws") applicable to its activities under this Agreement, including without limitation, any requirements of any product license applicable to the Product in the Territory.

The parties will reasonably cooperate with one another with the goal of ensuring full compliance with Laws.

     10. Copromotion Compensation.

     (a) As compensation for services rendered by Cephalon during the Copromotion Term, BMS shall pay to Cephalon with respect to each Agreement Year during the term of this Agreement the greater of:

          [*The confidential material contained herein has been omitted and has been separately filed with the Commission.]

     [*The confidential material contained herein has been omitted and has been separately filed with the Commission.]

     [*The confidential material contained herein has been omitted and has been separately filed with the Commission.]

     [*The confidential material contained herein has been omitted and has been separately filed with the Commission.]

     No separate payment shall be made for the third Agreement Payment Period in any Agreement Year. Instead, at the end of each such Agreement Year, a final reconciliation shall be conducted by comparing the amount to which Cephalon is otherwise entitled for such Agreement Year pursuant to Section 10(a) above (calculated using a single Net Sales per Script figure determined for the entire Agreement Year) against the sum of all amounts (if any) previously paid to Cephalon pursuant to this Section 10(c) for prior Agreement Payment Periods during such Agreement Year. If the calculation determines that Cephalon is due further compensation (or has been overcompensated by BMS) as a result of any trimester payments made by BMS with respect to the first two payment periods of any Agreement Year, the balance due to Cephalon (or to be refunded by Cephalon) shall be computed and paid by the applicable party to the other within sixty
(60) days after the end of such Agreement Year.

     (d) Compensation due Cephalon under this Section 10 above shall be calculated and paid within 60 days after the end of each Agreement Payment Period during the Copromotion Term, in accordance with Sections 10(a)-(c) and 11 hereof.

     11. Payments and Reporting.

     (a) BMS shall furnish Cephalon, on a monthly basis within 40 days after the end of each month, a report setting forth:

          (i) the retail prescriptions for the Product in the Territory that were written or ordered by (x) Covered Physicians and (y) other health care professionals during such period, in each case, as determined by the National Prescriptions Audit Plus: Prescriber Specialty Report issued by IMS America; and

          (ii) the retail Covered Physician Prescriptions in clause 11(a)(i) above categorized by individual Covered Physician as sorted by Zip Code and Medical Education Number (ME#) as determined by the IMS X-Ponent Individual Prescriber database, provided, that Cephalon shall hold such information in confidence until made publicly available by IMS America and shall have executed such confidentiality agreement as may be requested by IMS America with respect to such disclosure of such information to it; and

          (iii) a summary report with an explanation of costs associated with Funded Activities.

     (b) In addition to the reports provided under Section 11(a) above, BMS shall furnish Cephalon, within 60 days after each Agreement Payment Period, a report setting forth:

          (i) the calculation of Net Sales attributable to Covered Physicians in the Territory during such period; and

          (ii) the calculation of Cephalon's compensation under Section 10 with respect to such Net Sales attributable to Covered Physicians with respect to such period (and, in addition to a report for the third Agreement Payment Period, with respect to the entire Agreement Year).

     (c) BMS shall furnish Cephalon, as of the Effective Date of this Agreement, retail prescription data for the Product on an individual Covered Physician basis for each month in the preceding twelve (12) months sorted by Zip Code with the view to enabling Cephalon to determine the projected base level of sales for each defined Cephalon sales representative territory.

     (d) The determination of Cephalon's compensation specified in the report shall be made in accordance with Section 10 hereof.

     (e) All payments to a party under this Agreement shall be made by wire transfer in immediately available funds in legal currency of the United States and shall be delivered to the account of such party designated by it in writing from time to time.

     (f) The parties will maintain complete and accurate books and records in sufficient detail to enable verification of the detail call activity of Cephalon, the Net Sales attributable to Covered Physicians and the basis for calculating the compensation paid by BMS to Cephalon hereunder. Either party may demand an audit of the other party's relevant books and records in order to verify the other's reports on the aforesaid matters. Upon reasonable prior notice to the party to be audited, the independent public accountants of the other party shall have access to the relevant books and records of the party to be audited in order to conduct a review or audit thereof. Such access shall be available during normal business hours not more than once each calendar year during the Copromotion Term and only for a period until two years after the relevant period in question. The accountants shall be entitled to report its conclusions and calculations to the party requesting the audit, except that in no event shall the accountants disclose the names of customers of either party or the prices or terms of sale charged by BMS for the Product.

     The party requesting the audit shall bear the full cost of the performance of any such audit except as hereinafter set forth. If, as a result of any inspection of the books and records of BMS, it is shown that BMS' payments to Cephalon under this Agreement were less than the amount which should have been paid, then BMS shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within 30 days after Cephalon's demand therefor. If, as a result of any inspection of the books and records of Cephalon, it is shown that BMS's reimbursements for costs associated with Funded Activities to Cephalon under this Agreement were more than the amount which should have been paid, then Cephalon shall reimburse BMS for the discrepancy revealed by said inspection within 30 days after BMS's demand therefor.

     12. Copromotion Term and Termination.

     (a) The Copromotion Term shall be for two (2) years and shall begin effective January 1, 1999 (even if Effective Date of the Agreement is after such date) and shall end on December 31, 2000, unless terminated earlier in accordance with Section 12(b), (c) or (d) below or unless extended pursuant to section 12(e) by the parties' mutual agreement (the "Copromotion Term").

     (b) Cephalon may terminate the Copromotion Term:

          (i) at any time, without cause, upon ninety (90) days' prior written notice to BMS. During such notice period, Cephalon shall continue to fulfill its obligations under this Agreement; or

          (ii) Cephalon may terminate the Copromotion Term immediately upon written notice of termination given to BMS, if BMS has breached a material obligation or duty under this Agreement that is continuing 30 days after Cephalon has advised BMS in writing of the nature of said breach.

     (c) BMS may terminate the Copromotion Term upon the occurrence of any of the following:

          (i)  Upon sixty (60) days' prior written notice to Cephalon, if:

               (A) Cephalon fails to achieve aggregate actual Covered Physician Prescriptions for any six month period during the term hereof in excess of ninety percent (90%) of the Covered Physician Target set forth in Schedule A that are needed to generate a payment under Section 10 hereof to Cephalon with respect to each such Agreement Year; or

               (B) Covered Physician Prescriptions fail to exceed, with respect to any three (3) consecutive quarters, the minimum Base Level Covered Physician Prescriptions needed to generate a payment under Section 10 hereof to Cephalon with respect to such Agreement Year; or

               (C) The annual incentive compensation paid by Cephalon to its sales representatives for promotion of the Product falls below twenty percent (20%) of the total payment from BMS to Cephalon for co-promotion of the Product during any Agreement Year.

          (ii) Upon written notice to Cephalon, if BMS has permanently ceased manufacturing and marketing the Product because of a significant safety problem related to the Product; or

          (iii) BMS may terminate the Copromotion Term immediately upon written notice of termination given to Cephalon, if Cephalon has breached a material obligation or duty under this Agreement that is continuing 30 days after BMS has advised Cephalon in writing of the nature of the breach or default.

     [*The confidential material contained herein has been omitted and has been separately filed with the Commission.]

     [*The confidential material contained herein has been omitted and has been separately filed with the Commission.]

     (e) The Copromotion Term may be extended as the parties may mutually agree, it being understood that neither party shall be under any obligation, express or implied, to do so. In order to be binding upon either party, any such extension, and the terms governing such extension, must be evidenced by a written agreement executed by duly authorized representatives of both parties.

     (f) Neither the termination nor expiration of the Copromotion Term shall release or operate to discharge either party from any liability or obligation that may have accrued prior to such termination or expiration. Any termination of the Copromotion Term by a party shall not be an exclusive remedy, but shall be in addition to any legal or equitable remedies that may be available to the terminating party. However, neither party shall be liable to the other party for any damages (whether direct, indirect, special, consequential, incidental, or other, including lost profits) sustained by reason of expiration of this Agreement or for termination of this Agreement by a party in accordance with the terms hereof.

     (g) If the Copromotion Term is terminated by either party prior to the completion of a Agreement Payment Period, Cephalon shall be entitled to receive a pro rata portion of the compensation which it would have been entitled to receive under Section 10 had the Copromotion Term been in effect for the entire Agreement Payment Period (calculated based on a pro rata portion of all Base Level Covered Physician Prescriptions obtained for the Product by Cephalon in such Agreement Payment Period as compared to all such Base Level Covered Physician Prescriptions obtained for the Product for such Agreement Payment Period).

     (h) Upon the termination or expiration of the Copromotion Term, Cephalon shall promptly cease all of its promotion activities pursuant to this Agreement, discontinue any use of the Trademark, return to BMS all sales training, promotional, marketing material, BMS call lists and computer files, and any remaining Product samples (i.e., not already distributed or destroyed with destruction certified by Cephalon) that may have been supplied to Cephalon by BMS under this Agreement, and shall provide to BMS (and not be entitled to retain) any call lists of Covered Physicians provided by BMS for the purposes of detailing.

     (i) This Agreement shall be deemed to be terminated in its entirety and of no further force and effect if neither party has any further obligation to the other party in accordance with the terms hereof.

     13. Indemnification and Insurance.

     (a) BMS shall defend, indemnify and hold Cephalon and its employees, agents, officers, directors and affiliates (a "Cephalon Party") harmless from and against any and all losses, liabilities, obligations, claims, fees (including, without limitation, attorneys fees), expenses incurred by a Cephalon Party that result from or arise in connection with (i) the breach of any covenant, representation or warranty of BMS contained in this Agreement, (ii) the manufacturing, sale or distribution of the Product by BMS or any licensee or affiliate thereof, including, without limitation, any claim of patent infringement, (iii) any product liability claim related to the Product, including, without limitation, the use by any person of any Product that was manufactured, sold or distributed by BMS or any licensee or affiliate thereof,
(iv) any contamination of or defect in the Product; and (v) breach by BMS of its obligations under Section 10 hereof. Notwithstanding anything in this Section 13(a), BMS shall not be obligated to indemnify a Cephalon Party for any liability related to the Product for which Cephalon has assumed an indemnification obligation under Section 13(b) below.

     (b) Cephalon shall defend, indemnify and hold BMS and its employees, agents, officers, directors and affiliates (a "BMS Party") harmless from and against any and all losses, liabilities, obligations, claims, fees (including, without limitation, attorneys fees), expenses and lawsuits brought against or incurred by a BMS Party resulting from or arising in connection with (i) the breach by Cephalon of any covenant, representation or warranty of Cephalon contained in this Agreement and (ii) breach by Cephalon of its obligations under
Section 10 hereof.

     (c) To receive the benefits of the indemnity under clauses (a) or (b) above, as applicable, an indemnified party must (i) give the indemnifying party written notice of any claim or potential claim promptly after the indemnified party receives notice of any such claim; (ii) allow the indemnifying party to assume the control of the defense and settlement (including all decisions relating to litigation, defense and appeal) of any such claim (so long as it has confirmed its indemnification obligation responsibility to such indemnified party under this Section 13); and (iii) so long as such cooperation does not vitiate any legal privilege to which it is entitled, reasonably cooperate with the indemnifying party in its defense of the claim (including, without limitation, making documents and records available for review and copying and making persons within its/his/her control available for pertinent testimony). If the indemnifying party defends the claim, an indemnified party may participate in, but not control, the defense of such claim at its/his/her sole cost and expense. An indemnifying party shall have no liability under this Section 13 as to any claim for which settlement or compromise of such claim or an offer of settlement or compromise of such claim is made by an indemnified party without the prior consent of the indemnifying party.

     (d) Cephalon acknowledges and agrees that any Cephalon sales force personnel (including contract sales personnel, telemarketers, independent contractors, employees, and agents) used by Cephalon to fulfill its obligations under this Agreement are not, and are not intended to be or be treated as, employees of BMS or any of its Affiliates, and that such individuals are not eligible to participate in any "employee benefit plans", as such term is defined in section 3(3) of ERISA, that are sponsored by BMS or any of its Affiliates.

     BMS shall not be responsible to Cephalon, to any employees, agents, contractors, telemarketers, or other personnel of Cephalon used by it to perform its obligations under this Agreement, or to any governmental entity for any compensation or benefits (including, without limitation, vacation and holiday remuneration, healthcare coverage or insurance, life insurance, pension or profit-sharing benefits and disability benefits), payroll-related taxes or withholdings, or any governmental charges or benefits (including without limitation unemployment and disability insurance contributions or benefits and workmen' compensation contributions or benefits) that may imposed upon or be related to the performance by Cephalon and any of its employees, agents, contractors, telemarketers, or other personnel used by Cephalon to discharge its obligations under this Agreement, all of which shall be the sole responsibility of Cephalon, even if it is subsequently determined by any court, the IRS or any other governmental agency that such individual may be a common law employee of BMS or any of its Affiliates. All such matters of compensation, benefits and other terms of employment for any employee, agent, contractor, telemarketer, or other personnel used by Cephalon shall be solely a matter between Cephalon and such individual(s) or entities.

     Nothing contained in this Section 13(d) is intended to or will effect or limit any compensation payable by BMS to Cephalon for the services rendered by Cephalon pursuant to this Agreement.

     (e) Each party shall use commercially reasonable efforts to maintain adequate insurance against such risks (including product liability) and upon such terms (including coverages, deductible limits and self-insured retentions) as is customary for the activities to be conducted by it under this Agreement and is appropriate to cover its indemnification obligations hereunder. Each party shall furnish to the other evidence of such insurance, upon request. Such insurance information shall be kept in confidence in the same manner as any other confidential information disclosed by one party to the other hereunder.

     14. Confidentiality.

     (a) Each party acknowledges that it may receive confidential or proprietary information of the other party in the performance of this Agreement. Each party shall hold confidential and shall not, directly or indirectly, disclose, publish or use for the benefit of any third party or itself, except in carrying out its duties hereunder, any confidential or proprietary information of the other party, without first having obtained the furnishing party's written consent to such disclosure or use. "Confidential or proprietary information" shall include, inter alia, know-how, scientific information, clinical data, efficacy and safety data, adverse event information, formulas, methods and processes, specifications, pricing information (including discounts, rebates and other price adjustments) and other terms and conditions of sales, customer information, business plans, and all other intellectual property. This restriction shall not apply to any information within the following categories:

     (i) information that is known to the receiving party or its Affiliates prior to the time of disclosure to it, to the extent evidenced by written records or other competent proof;

     (ii) information that is independently developed by employees, agents, or independent contractors of the receiving party or its Affiliates without reference to or reliance upon the information furnished by the disclosing party, as evidenced by written records or other competent proof;

     (iii) information disclosed to the receiving party or its Affiliates by a third party that has a right to make such disclosure;

     (iv) information that is contained in any written promotional material prepared by BMS for use in connection with the Product; or

     (v) any other information that becomes part of the public domain through no fault or negligence of the receiving party.

     The receiving party shall also be entitled to disclose the other party's Confidential Information that is required to be disclosed in compliance with applicable laws or regulations (including, without limitation, to comply with SEC, NASDAQ or stock exchange disclosure requirements), or by order of any governmental body or a court of competent jurisdiction; provided that the party required to disclose such information shall use all reasonable efforts to obtain confidential treatment of such information by the agency or court.

     (b) This obligation shall survive the termination or expiration of this Agreement for five (5) years.

     (c) It is expressly understood and agreed that Cephalon may disclose confidential information to members of its board of directors who are not employees of Cephalon, provided, that Cephalon shall ensure that such directors are bound by a written obligation of confidentiality to Cephalon as regards confidential information hereunder that is disclosed to them.

     15. Representations and Warranties.

     (a) BMS represents and warrants to Cephalon that (i) the execution, delivery and performance of this Agreement by BMS does not conflict with, or constitute a breach of any order, judgment, agreement or instrument to which BMS is a party; (ii) the execution, delivery and performance of this Agreement by BMS does not require the consent of any person or the authorization of (by notice or otherwise) any governmental or regulatory authority; (iii) the rights granted by BMS to Cephalon hereunder do not conflict with any rights granted by BMS to any third party; (iv) BMS owns the NDA for the Product, and (v) BMS has not received any written notice of any claim that the manufacture, use or sale of the Product infringes any patent or other intellectual property right of any third party.

     (b) Cephalon represents and warrants to BMS that (i) the execution, delivery and performance of this Agreement by Cephalon does not conflict with, or constitute a breach of any order, judgment, agreement or instrument to which Cephalon is a party; and (ii) the execution, delivery and performance of this Agreement by Cephalon does not require the consent of any person or the authorization of (by notice or otherwise) any governmental or regulatory authority.

     16. Notices. Unless otherwise explicitly set forth herein, any notice required or permitted to be given hereunder shall be in writing and shall be delivered personally by hand, or sent by reputable overnight courier, signature required, to the addresses of each party set forth below or to such other address or addresses as shall be designated in writing in the same matter:

     (a)  If to BMS:

          Bristol-Myers Squibb U.S. Medicines Group
          777 Scudders Mill Road
          Plainsboro, NJ 08536
          Attention: Vice President and Senior Counsel,
          U.S. Medicines Group
with a copy to the attention of the "Vice President and Senior Counsel - USMG" at the same address.

     (b) If to Cephalon:

         Cephalon, Inc.
         Attn: Sr. Vice President and General Counsel
         145 Brandywine Parkway
         West Chester, Pennsylvania 19380-4245
         Facsimile No.: 610-738-6337
         Telephone No.: 610-738-6590

All notices shall be deemed given when received by the addressee.

     17. Non-Solicitation. During the Copromotion Term and for a period of one
(1) year thereafter, neither party shall solicit, directly or indirectly, any individual who was a member of the other party's sales force or marketing group related to the Product in the Territory during the Copromotion Term, without the written consent of the other party.

     18. Miscellaneous Provisions.

     (a) Assignment. Neither party shall assign or otherwise transfer this Agreement or any interest herein or right hereunder without the prior written consent of the other party, and any such purported assignment, transfer or attempt to assign or transfer any interest herein or right hereunder shall be void and of no effect; except that each party (i) may assign its rights and obligations hereunder to an Affiliate without the prior consent of the other party (although, in such event, the assigning party shall remain primarily responsible for all of its obligations and agreements set forth herein, notwithstanding such assignment) and (ii) may assign its rights and obligations to a successor (whether by merger, consolidation, reorganization or other similar event) or purchaser of all or substantially all of its business assets relating to the Product, provided, that such successor or purchaser has agreed in writing to assume all of such party's rights and obligations hereunder and a copy of such assumption is provided to the other party hereunder.

     (b) Non-Waiver. Any failure on the part of a party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of any right of such party thereafter to enforce each and every such provision on any succeeding occasion or breach thereof.

     (c) Dispute Resolution. If any dispute arises under this Agreement which cannot be resolved expeditiously by the Product Marketing Committee after due consideration, the matter shall be submitted to the President of Cephalon and the President of the BMS U.S. Pharmaceuticals Group for resolution. Any dispute that can not be so resolved within 30 days after submission shall be submitted for arbitration in accordance with the rules of the American Arbitration Association, and the award or decision made by the arbitrator(s) designated pursuant to the American Arbitration Association rules of arbitration shall be binding upon the parties hereto and a judgment consistent therewith may be entered in any court of competent jurisdiction; provided, however, that nothing herein contained shall preclude a party from seeking equitable remedies in any court of competent jurisdiction in order to enforce the provisions of Section 17 hereof. Any such arbitration proceedings shall be conducted in New York, New York.

     (d) Entirety of Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all previous and contemporaneous verbal and written agreements, representations and warranties with respect to such subject matter. This Agreement (or any provision or term hereof) may be released, waived, changed or supplemented only by a written agreement signed by an officer or other authorized representative of the party against whom enforcement of any release, waiver, change or supplement is sought. This Agreement shall not be strictly construed against either party hereto. This Amended and Restated Agreement shall not predjudice the right of each Party to receive the benefits of any rights with respect to Sections 15 (Indemnification and Insurance) and 16 (Confidentiality) of the Copromotion Agreement or any obligations of each Party relating to the same Sections 15 and 16, which shall have accrued to it under the Copromotion Agreement prior to the Effective Date of this Amended and Restated Agreement.

     (e) Public Announcements. The form and content of any public announcement to be made by one party regarding this Agreement, or the subject matter contained herein, shall be subject to the prior written consent of the other party (which consent may not be unreasonably withheld), except as may be required by applicable law (including, without limitation, disclosure requirements of the SEC, NASDAQ, or any other stock exchange) in which event the other party shall endeavor to give the other party reasonable advance notice and review of any such disclosure.

     (f) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its conflicts of law principles.

     (g) Relationship of the Parties. In making and performing this Agreement, the parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between BMS and Cephalon. Except as otherwise provided herein, neither party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of the other party. No party shall be liable for the act of any other party unless such act is expressly authorized in writing by both parties hereto.

     (h) Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

     (i) Force Majeure. Neither party shall be liable to the other party for any failure to perform as required by this Agreement if the failure to perform is due to circumstances reasonably beyond such party's control, including, without limitation, acts of God, civil disorders or commotions, acts of aggression, fire, explosions, floods, drought, war, sabotage, embargo, unexpected safety or efficacy results obtained with the Product, utility failures, material shortages, labor disturbances, a national health emergency, or appropriations of property. A party whose performance is affected by a force majeure event shall take prompt action using its reasonable best efforts to remedy the effects of the force majeure event.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BRISTOL-MYERS SQUIBB                                 CEPHALON INC.
COMPANY



By:                                                  By: /s/ Robert Roche
    -----------------------------                       -----------------------
Name:  Richard J. Lane                               Name: Robert Roche
Title: President, BMS US Medicines Grp.              Title: V.P., Sales &
       and Global Marketing                                 Marketing

/s/ Brian A. Markison
    Brian A. Markison
    President, Neuroscience/ID/Dermatology

                                   SCHEDULE A

                CEPHALON 1999 NEUROLOGY BASELINE AND TARGET TRX*

     [*The confidential material contained herein has been omitted and has been separately filed with the Commission.]

                                   SCHEDULE B

                CEPHALON 2000 NEUROLOGY BASELINES AND TARGET TRX

The Baselines for Agreement Year constituting January 1, 2000 to December 31, 2000 shall be negotiated pursuant to Section 1O(b)(4) and when complete set forth below: